UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(Rule14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MOTORSPORT GAMES INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules14a-6(i)(1) and 0-11

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

Motorsport Games Inc. (the “Company”) is issuing supplemental disclosures to its Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on March 21, 2025 (the “Proxy Statement”). These supplemental disclosures consist of information regarding the appointment of Mr. Guoquan (Paul) Huang as a Class II director on the Company’s board of directors (the “Board”) and should be read in conjunction with the Proxy Statement, which should be read in its entirety and is available free of charge on the SEC’s website at www.sec.gov.

Appointment of Guoquan (Paul) Huang as Class II Director

On April 10, 2025, the Board appointed Guoquan (Paul) Huang to serve on the board of directors as a Class II director, effective upon the closing of the private placement offering by the Company (the “Private Placement”), which offering closed on April 11, 2025, and the satisfactory completion of a background check. These conditions were satisfied and Mr. Huang’s appointment became effective as of April 16, 2025. Mr. Huang will serve as a director for a term expiring at the 2026 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal or as otherwise provided in the bylaws of the Company.

Mr. Huang, age 45, has been an Assistant Professor (2014-2020) and Associate Professor (2020-present) of Mechanical Engineering (ME) and Computer and Information Sciences (CIS) at the University of Delaware (UD), where he leads the Robot Perception and Navigation Group (RPNG). His research interests center on nonlinear estimation and spatial computing for autonomous robots and extended reality (XR). Mr. Huang is experienced in the fields of simultaneous localization and mapping (SLAM) and visual-inertial systems, renowned for developing innovative, state-of-the-art solutions that combine theoretical elegance and practicality. Many of his contributions have been incorporated into real-world systems and products. He co-led the research and development efforts for autonomous food delivery at Meituan during his sabbatical leave from 2020 to 2022. Mr. Huang has been constantly recognized among the AI 2000 Scholars, Highly Ranked Scholars, and World Top 2% Scientists. He was also the recipient of a number of prestigious best paper awards, including the ICRA 2022 Best Paper Award (Navigation), 2022 GNC Journal Best Paper Award, and the Finalists of the ICRA 2024 Best Paper Award (Robot Vision), RSS 2023 Best Student Paper Award, ICRA 2021 Best Paper Award (Robot Vision), and RSS 2009 Best Paper Award. He has served as an Associate Editor for the IEEE Transactions on Robotics (T-RO), IEEE Robotics and Automation Letters (RA-L), and IET Cyber-Systems and Robotics (CSR). Mr. Huang held a Postdoctoral Associate position at MIT’s Computer Science and Artificial Intelligence Laboratory (CSAIL), and holds a Ph.D. and M.Sc. in Computer Science from the University of Minnesota–Twin Cities. Mr. Huang was approved by the board of directors to serve as a director due to his engineering and computer science expertise.

Mr. Huang was appointed to the Board pursuant to the terms of a Securities Purchase Agreement, dated April 11, 2025 (the “Purchase Agreement”), by and between the Company and several institutional and accredited investors (the “Purchasers”), including Mr. Huang and an affiliate of Pimax Innovation Inc. (“Pimax”), providing for the appointment of Mr. Huang or another individual acceptable to the Purchasers holding a 50.1% interest in the securities issued in the Private Placement. Mr. Huang was recommended by Pimax, which purchased in excess of 50.1% of the securities issued in the Private Placement, resulting in them beneficially owning after the closing 19.9% of the Company’s 5,078,450 outstanding shares of Class A Common Stock and 11.75% of the voting power of our outstanding Class A common stock and Class B common stock, par value $0.0001 per share.

Mr. Huang will be compensated for his service as a director in accordance with the Company’s director compensation policy, as described in the section of the Proxy Statement titled “Executive and Director Compensation—Director Compensation.”